Exhibit 24

POWER OF ATTORNEY

     Know all men by these presents that each person whose signature appears below constitutes and appoints Joseph M. Cahill his true and lawful attorney-in-fact and with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Form 10-K for the Riggs National Corporation for the fiscal year ending December 31, 2002, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, or fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Robert L. Allbritton Robert L. Allbritton (Signature)	Chairman of the Board Chief Executive Officer	January 27, 2003 (Date)

/s/ Joe L. Allbritton Joe L. Allbritton (Signature)	Vice Chairman of the Board Director	January 28, 2003 (Date)

/s/ J. Carter Beese, Jr. J. Carter Beese, Jr.. (Signature)	Director	January 22, 2003 (Date)

/s/ Charles A. Camalier, III Charles A. Camalier, III. (Signature)	Director	January 22, 2003 (Date)

/s/ Timothy C. Coughlin Timothy C. Coughlin (Signature)	President Director	January 22, 2003 (Date)

/s/ Lawrence I. Hebert Lawrence I. Hebert (Signature)	Director	January 22, 2003 (Date)

/s/ Steven B. Pfeiffer Steven B. Pfeiffer (Signature)	Director	January 22, 2003 (Date)

/s/ Robert L. Sloan Robert L. Sloan (Signature)	Vice Chairman of the Board Director	January 23, 2003 (Date)

/s/ Jack J. Valenti Jack J. Valenti (Signature)	Director	January 23, 2003 (Date)

/s/ William L. Walton William L.Walton (Signature)	Director	January 24, 2003 (Date)

/s/ Eddie N. Williams Eddie N. Williams (Signature)	Director	January 22, 2003 (Date)